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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
(Amendment No.       )*

Directed Electronics, Inc.
(Name of Issuer)
Common Stock
(Title of Class of Securities)
254575 10 3
(CUSIP Number)
December 16, 2005
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☐ Rule 13d-1(c)

     ☑ Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

CUSIP No.	254575 10 3	Page	2	of	19

1	NAMES OF REPORTING PERSONS: Trivest Fund II, Ltd.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Florida

	5	SOLE VOTING POWER:

NUMBER OF		3,093,471

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0- (See Item 4)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		3,093,471

WITH:	8	SHARED DISPOSITIVE POWER:

		-0- (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	3,093,471 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	12.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	254575 10 3	Page	3	of	19

1	NAMES OF REPORTING PERSONS: Trivest Fund II Manager, Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Florida

	5	SOLE VOTING POWER:

NUMBER OF		-0- (See Item 4)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,093,471

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0- (See Item 4)

WITH:	8	SHARED DISPOSITIVE POWER:

3,093,471

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,093,471 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

12.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	254575 10 3	Page	4	of	19

1	NAMES OF REPORTING PERSONS: Trivest Equities, Inc.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Florida

	5	SOLE VOTING POWER:

NUMBER OF		-0- (see Item 4)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		3,093,471

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0- (see Item 4)

WITH:	8	SHARED DISPOSITIVE POWER:

3,093,471

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

3,093,471 (see Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

12.5%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	254575 10 3	Page	5	of	19

1	NAMES OF REPORTING PERSONS: Trivest - DEI Co - Investment Fund, Ltd.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Florida

	5	SOLE VOTING POWER:

NUMBER OF		1,843,195

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0- (See Item 4)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		1,843,195

WITH:	8	SHARED DISPOSITIVE POWER:

		-0- (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	1,843,195 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	7.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	254575 10 3	Page	6	of	19

1	NAMES OF REPORTING PERSONS: Trivest - DEI GP, Ltd.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Florida

	5	SOLE VOTING POWER:

NUMBER OF		-0- (See Item 4)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,843,195

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0- (See Item 4)

WITH:	8	SHARED DISPOSITIVE POWER:

1,843,195

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,843,195 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	254575 10 3	Page	7	of	19

1	NAMES OF REPORTING PERSONS: Trivest II, Inc.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Florida

	5	SOLE VOTING POWER:

NUMBER OF		-0- (See Item 4)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		1,843,195

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0- (See Item 4)

WITH:	8	SHARED DISPOSITIVE POWER:

1,843,195

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

1,843,195 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

7.4%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	254575 10 3	Page	8	of	19

1	NAMES OF REPORTING PERSONS: Trivest Fund III, L.P.

	I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
	(a) ☐
	(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

	Delaware

	5	SOLE VOTING POWER:

NUMBER OF		4,416,292

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		-0- (See Item 4)

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		4,416,292

WITH:	8	SHARED DISPOSITIVE POWER:

		-0- (See Item 4)

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

	4,416,292 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

	☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

	17.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

	PN

CUSIP No.	254575 10 3	Page	9	of	19

1	NAMES OF REPORTING PERSONS: Trivest III General Partner, L.P.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Delaware

	5	SOLE VOTING POWER:

NUMBER OF		-0- (See Item 4)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		4,416,292

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0- (See Item 4)

WITH:	8	SHARED DISPOSITIVE POWER:

4,416,292

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

4,416,292 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

17.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

PN

CUSIP No.	254575 10 3	Page	10	of	19

1	NAMES OF REPORTING PERSONS: Trivest III, Inc.

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

Florida

	5	SOLE VOTING POWER:

NUMBER OF		-0- (See Item 4)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		4,416,292

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0- (See Item 4)

WITH:	8	SHARED DISPOSITIVE POWER:

4,416,292

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

4,416,292 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

17.8%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

CO

CUSIP No.	254575 10 3	Page	11	of	19

1	NAMES OF REPORTING PERSONS: Earl W. Powell

I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):

2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (SEE INSTRUCTIONS):
(a) ☐
(b) ☑

3	SEC USE ONLY:

4	CITIZENSHIP OR PLACE OF ORGANIZATION:

United States

	5	SOLE VOTING POWER:

NUMBER OF		-0- (See Item 4)

SHARES	6	SHARED VOTING POWER:
BENEFICIALLY
OWNED BY		9,352,954

EACH	7	SOLE DISPOSITIVE POWER:
REPORTING
PERSON		-0- (See Item 4)

WITH:	8	SHARED DISPOSITIVE POWER:

9,352,954

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON:

9,352,954 (See Item 4)

10	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS):

☐

11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9):

37.7%

12	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS):

IN

CUSIP No. 254575 10 3
13G

Page 12 of 19 Pages

Item 1.
(a)	Name of Issuer: Directed Electronics, Inc. (the “Company”)

(b)	Address of Issuer’s Principal Executive Offices:

1 Viper Way Vista, California 92081
Item 2.
(a)	Name of Person Filing:

This Schedule 13G is being jointly filed by each of the following persons pursuant to Rule 13d-1(k) promulgated by the Securities and Exchange Commission pursuant to Section 13 of the Act: Trivest Fund II, Ltd. (“Fund II”); Trivest Fund II Manager, Ltd. (“Fund II GP”); Trivest Equities, Inc. (“Equities”); Trivest-DEI Co-Investment Fund, Ltd. (“Co-Invest”); Trivest-DEI GP, Ltd. (“Co-Invest GP”); Trivest II, Inc. (“Trivest II”); Trivest Fund III, L.P. (“Fund III”); Trivest III General Partner, L.P. (“Fund III GP”); Trivest III, Inc. (“Trivest III”); and Earl W. Powell (“Powell”), or collectively, the “Reporting Persons.”

The Reporting Persons have entered into a Joint Filing Agreement, dated as of the date hereof, a copy of which is filed with this Schedule 13G as Exhibit A, pursuant to which the Reporting Persons have agreed to file this statement jointly in accordance with the provisions of Rule 13d-1(k)(1) under the Act.

(b)	Address of Principal Business Office or, if none, Residence:

The address of the principal business office of each of the Reporting Persons is: 2665 South Bayshore Drive, Suite 800, Miami, Florida 33133

(c)	Citizenship or Place of Organization:

Fund III and Fund III GP are each formed under the laws of the state of Delaware. Fund II, Fund II GP, Equities, Trivest III, Co-Invest, Co-Invest GP, and Trivest II are each formed or incorporated under the laws of the state of Florida. Powell is a citizen of the United States of America.

(d)	Title of Class of Securities: Common Stock

(e)	CUSIP Number: 254575 10 3
Item 3. If This Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the Person Filing is a:

(a)	☐	Broker or dealer registered under Section 15 of the Exchange Act.

(b)	☐	Bank as defined in Section 3(a)(6) of the Exchange Act.

(c)	☐	Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d)	☐	Investment company registered under Section 8 of the Investment Company Act.

(e)	☐	An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)	☐	An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g)	☐	A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

CUSIP No. 254575 10 3
13G

Page 13 of 19 Pages

(h)	☐	A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i)	☐	A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)	☐	Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

CUSIP No. 254575 10 3
13G

Page 14 of 19 Pages

Item 4. Ownership.
     Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.
(a)	Amount beneficially owned and (b) percent of class:

Fund II is the direct beneficial owner of 3,093,471 shares of Common Stock, or approximately 12.5% of the Common Stock. Co-Invest is the direct beneficial owner of 1,843,195 shares of Common Stock, or approximately 7.4% of the Common Stock. Fund III is the direct beneficial owner of 4,416,292 shares of Common Stock, or approximately 17.8% of the Common Stock.

The shares of Common Stock beneficially owned by Fund II may be deemed to be beneficially owned indirectly by (i) Fund II GP, the general partner of Fund II, and (ii) Equities, the general partner of Fund II GP. The shares of Common Stock beneficially owned by Co-Invest may be deemed to be beneficially owned indirectly by (i) Co-Invest GP, the general partner of Co-Invest, and (ii) Trivest II, the general partner of Co-Invest GP. The shares of Common Stock beneficially owned by Fund III may be deemed to be beneficially owned indirectly by (i) Fund III GP, the general partner of Fund III, and (ii) Trivest III, the general partner of Fund III GP.

Powell is the controlling shareholder of Equities, Trivest II, and Trivest III and may be deemed to have an indirect pecuniary interest in the Common Stock owned by Fund II, Co-Invest, and Fund III to the extent of his indirect proportionate interest in those Reporting Persons.

Pursuant to Rule 13d-5(b)(1) under the Act, Fund II GP, Equities, Co-Invest GP, Trivest II, Fund III GP, Trivest III, and Powell may be deemed as a group to have beneficial ownership of 9,352,958 shares of Common Stock, the aggregate number of shares of Common Stock held by the Reporting Persons.

All of the percentages calculated in this Schedule 13G are based upon an aggregate of 24,769,197 shares of Common Stock outstanding as of December 15, 2005, as disclosed in the Company’s Form 424(b)(4) Prospectus (File No. 333-127823), filed with the Securities and Exchange Commission on December 16, 2005.

(c)	Number of shares as to which the person has:
(i)	Sole power to vote or to direct the vote: See Item 5 of each cover page.

(ii)	Shared power to vote or to direct the vote: See Item 6 of each cover page.

(iii)	Sole power to dispose or to direct the disposition of: See Item 7 of each cover page.

(iv)	Shared power to dispose or to direct the disposition of: See Item 8 of each cover page.
Item 5. Ownership of Five Percent or Less of a Class.
     If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following ☐.
Item 6. Ownership of More than Five Percent on Behalf of Another Person.
          See response to Items 4(a) and (b).

CUSIP No. 254575 10 3
13G

Page 15 of 19 Pages

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not Applicable.
Item 8. Identification and Classification of Members of the Group.
The Reporting Persons may be deemed to be a “group” for purposes of Section 13(d)(3) of the Act. The Reporting Persons expressly disclaim that they have agreed to act as a group other than in this statement.
Item 9. Notice of Dissolution of Group.
Not Applicable.
Item 10. Certifications.
Not Applicable.

CUSIP No. 254575 10 3
13G

Page 16 of 19 Pages

SIGNATURE
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

February 14, 2006

(Date)

TRIVEST FUND II, LTD., a Florida limited partnership

By:	Trivest Fund II Manager, Ltd., its general partner

By:	Trivest Equities, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST FUND II MANAGER, LTD., a Florida limited partnership

By:	Trivest Equities, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST EQUITIES, INC., a Florida corporation

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST FUND III, L.P., a Delaware limited partnership

By:	Trivest III General Partner, L.P., its general partner

By:	Trivest III, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

CUSIP No. 254575 10 3
13G

Page 17 of 19 Pages

TRIVEST III GENERAL PARTNER, L.P., a Delaware limited partnership

By:	Trivest III, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST III, INC., a Florida corporation

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST-DEI CO-INVESTMENT FUND, LTD., a Florida limited partnership

By:	Trivest-DEI GP, Ltd., its general partner

By:	Trivest II, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST-DEI GP, LTD., a Florida limited partnership

By:	Trivest II, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST II, INC., a Florida corporation

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

/s/ Earl W. Powell

Earl W. Powell
Attention: Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

CUSIP No. 254575 10 3
13G

Page 18 of 19 Pages

AGREEMENT REGARDING THE JOINT FILING OF SCHEDULE 13G
The undersigned hereby agree as follows:
     (i) Each of them is individually eligible to use the Schedule 13G to which this Exhibit is attached, and such Schedule 13G is filed on behalf of each of them; and
     (ii) Each of them is responsible for the timely filing of such Schedule 13G and any amendments thereto, and for the completeness and accuracy of the information concerning such person contained therein; but none of them is responsible for the completeness or accuracy of the information concerning the other persons making the filing, unless such person knows or has reason to believe that such information is inaccurate.
Date: February 14, 2006

TRIVEST FUND II, LTD., a Florida limited partnership

By:	Trivest Fund II Manager, Ltd., its general partner

By:	Trivest Equities, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST FUND II MANAGER, LTD., a Florida limited partnership

By:	Trivest Equities, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST EQUITIES, INC., a Florida corporation

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST FUND III, L.P., a Delaware limited partnership

By:	Trivest III General Partner, L.P., its general partner

By:	Trivest III, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

CUSIP No. 254575 10 3
13G

Page 19 of 19 Pages

TRIVEST III GENERAL PARTNER, L.P., a Delaware limited partnership

By:	Trivest III, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST III, INC., a Florida corporation

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST-DEI CO-INVESTMENT FUND, LTD., a Florida limited partnership

By:	Trivest-DEI GP, Ltd., its general partner

By:	Trivest II, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST-DEI GP, LTD., a Florida limited partnership

By:	Trivest II, Inc., its general partner

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

TRIVEST II, INC., a Florida corporation

By:	/s/ David Gershman

Name:	David Gershman

Title:	Vice President and General Counsel

/s/ Earl W. Powell

Earl W. Powell